PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated August 16, 2006)	Registration No. 333−136666

The Bear Stearns Companies Inc.

Medium-Term Notes, Series B

Set forth below is a summary of the terms of the notes we may offer from time to time by this prospectus supplement and the accompanying prospectus.

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in a pricing supplement.

Interest

The notes may have a fixed or floating interest rate or a rate based on one or more indices or other formulas.

Maturity

The notes will mature in 9 months or more.

Ranking

The notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

Sinking Fund

The notes will not be subject to a sinking fund unless otherwise set forth in the applicable pricing supplement.

Interest Payment Dates

Interest on fixed rate notes will be paid semi−annually or otherwise, as set forth in the applicable pricing supplement. Interest on floating rate notes or index notes will be paid monthly, quarterly, semiannually, annually or otherwise, as set forth in the applicable pricing supplement.

Redemption and Repurchase

The notes may be subject to:

•	redemption, at our option; and
•	repayment, at your option.

If set forth in the applicable pricing supplement, specific notes may require us, upon request, to repay those notes prior to maturity following the death of the beneficial owner of the notes, subject to certain conditions and limitations.

Book−Entry Notes

The notes will be issued in book−entry form unless otherwise set forth in the applicable pricing supplement.

Denominations

The notes will be issued in minimum denominations of $1,000, increased in multiples of $1,000, unless otherwise set forth in the applicable pricing supplement.

“IncomeNotes” is a service mark of The Bear Stearns Companies Inc.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S−7 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent on our behalf. The agents are not required to sell any specific amount of notes, but will solicit orders to purchase the notes on a reasonable best efforts basis. We also may offer the notes to investors directly on our own behalf.

If we sell other securities referred to in the accompanying prospectus, the amount of notes referred to in this prospectus supplement that we may offer and sell under this prospectus supplement may be reduced.

Bear, Stearns & Co. Inc.

Lead Manager and Lead Agent
A.G. Edwards & Sons, Inc. BB&T Capital Markets Citigroup Fidelity Capital Markets, a division of National Financial Services LLC UBS Financial Services Inc. Wells Fargo Brokerage Services, LLC	Banc of America Securities LLC Charles Schwab & Co., Inc. Edward D. Jones & Co., L.P. Mellon Financial Markets, LLC Morgan Stanley Wachovia Securities WM Financial Services

May 10, 2007

We are offering the notes on a continuing basis through Bear, Stearns & Co. Inc., and any other agent we may designate. Each agent has agreed to use its reasonable best efforts to solicit purchases of the notes. We have reserved the right to sell notes directly on our own behalf. We will not list the notes on any securities exchange, and we cannot assure you that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for them. We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without giving notice. We may reject any offer in whole or in part. While we have various other medium term notes and other indebtedness outstanding, references in this prospectus supplement to “notes” are to our IncomeNotesSM only.

Each agent may use this prospectus supplement in connection with offers and sales associated with market−making transactions in the notes. Each agent may act as principal or agent in the market−making transactions. The offers and sales will be made at prices that relate to prevailing prices at the time.

You must read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement together with all the documents which are deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference (see “Where You Can Find More Information” beginning on page 1 of the accompanying prospectus). This prospectus supplement, the accompanying prospectus and the applicable pricing supplement must be read and construed on the basis that the incorporated documents are so incorporated and form part of this document, except as specified in this document.

We have not authorized any person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information.

TABLE OF CONTENTS

SUMMARY	S-4
RISK FACTORS	S-7
If the Floating Rate Notes you Purchase are Based upon the Consumer Price Index , the CPI Itself and the way the Bureau of Labor Statistics Calculates the CPI may Change in the Future.	S-9
The Historical Levels of the CPI are not an Indication of the Future Levels of the CPI.	S-9
PRICING SUPPLEMENT	S-10
DESCRIPTION OF NOTES	S-11
General	S-11
Possible Principal Protection	S-13
Interest Rate	S-13
General	S-13
Fixed Rate Notes	S-13
Floating Rate Notes	S-14
Index Notes	S-20
Original Issue Discount Notes	S-20
Payment of Principal and Interest	S-20
Reopened Issues	S-21
Redemption	S-21
Repayment and Repurchase	S-21
General	S-21
Repayment Other Than Under Survivor’s Option	S-21
Repayment Upon Death—Survivor’s Option	S-22
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-25
U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes	S-26
Certain Equity-Linked Notes	S-33
Tax Treatment of Non-U.S. Holders	S-36
Information Reporting and Backup Withholding	S-37
CERTAIN ERISA CONSIDERATIONS	S-37
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-38
VALIDITY OF THE NOTES	S-39
GLOSSARY	S-39

SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail elsewhere in this prospectus supplement and in the accompanying prospectus. Final terms of any particular notes will be determined at the time of sale and will be contained in the applicable pricing supplement. The terms in that pricing supplement may vary from and supersede the terms contained in this prospectus supplement and in the accompanying prospectus. Before you decide to purchase any notes, you should read the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus. You should also review the applicable pricing supplement.

Issuer	The Bear Stearns Companies Inc.

Lead Manager and Lead Agent	Bear, Stearns & Co. Inc.

Agents	A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Charles Schwab & Company, Incorporated
Citigroup Global Markets Inc.
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, a division of National Financial
Services LLC
Mellon Financial Markets, LLC
Morgan Stanley & Co. Incorporated
UBS Financial Services Inc.
Wachovia Capital Markets, LLC
Wells Fargo Institutional Brokerage Services, LLC
WM Financial Services, Inc.

Title of Notes	Medium Term Notes, Series B, designated as IncomeNotesSM

Amount	There are no specific limitations on our ability to issue indebtedness in the form of IncomeNotesSM or otherwise.

Ranking
The notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt. Because we are a holding company, the notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.

Maturity	Each note will mature nine months or more from its issue date, as specified in the applicable pricing supplement.

Denominations	The notes will be issued in minimum denominations of $1,000, increased in multiples of $1,000, or in any other denomination provided in the applicable pricing supplement.

Interest
Each note may or may not bear interest from its date of original issuance at a fixed or floating rate or rate based on one or more indices or other formulas per year or as otherwise stated in the applicable pricing supplement.

Interest, if any, on each note will be payable monthly, quarterly, semiannually, annually or otherwise on the interest payment dates specified in the note and the applicable pricing supplement and at its maturity date or, if a note is redeemed or repurchased prior to its maturity date, on the redemption date or repayment date.

Principal
Unless otherwise set forth in the applicable pricing supplement, the principal amount of each note will be payable on its maturity date. If, however, a note is redeemed or repurchased prior to its maturity date, unless, otherwise provided, the principal amount of the note will be paid on the redemption date or repayment date.

Redemption and Repayment
The pricing supplement relating to the notes will indicate whether the notes will be redeemable at our option or repayable at your option prior to the maturity date, including pursuant to the Survivor’s Option, as described below. The notes will be unsecured and unless otherwise set forth in the applicable pricing supplement will not be subject to any sinking fund.

Survivor’s Option
The pricing supplement relating to the notes will indicate whether the notes will contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to maturity following the death of the beneficial owner of the notes. This feature is referred to in this prospectus supplement as the “Survivor’s Option.” Such notes must have been acquired by the deceased beneficial owner at least 6 months prior to the date of the request. The right to exercise this option will be subject to limits set by us on:

•	the permitted dollar amount of an individual exercise by a holder of any IncomeNoteSM in any calendar year; and

•	the permitted dollar amount of total exercises by all holders of all IncomeNotesSM, without regard to series, in any calendar year.

Additional details relating to this right are described under “Repayment Upon Death—Survivor’s Option” beginning on page S−22 of this prospectus supplement.

Form of Notes and Clearance
Unless otherwise set forth in the applicable pricing supplement, the notes will be issued in book−entry form as one or more global securities registered in the name of a nominee of The Depository Trust Company, the depository for the notes (“DTC”). The notes will settle, and payments of principal and interest will be made, only through DTC. Except as set forth under “Book−Entry Procedures and Settlement” in the accompanying prospectus, book−entry notes will not be exchangeable for definitive certificates.

Trustee	The Trustee for the notes is The Bank of New York as successor in interest to J.P. Morgan Chase Bank, N.A., located at 101 Barclay Street, New York, NY 10286.

Selling Group
The agents, including the lead agent, have entered into a distribution agreement with us. Dealers who are members of the selling group have executed a master selected dealer agreement with the lead agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and applicable laws and regulations. You may contact the lead agent by calling the Bear Stearns Syndicate Desk at (212) 272−5371 for a list of selling group members. The agents and dealers comprising the selling group are broker−dealers and securities firms.

Liquidity	The notes will not have an established trading market when issued. The agents may make a market in the notes, but the agents are not obligated to do so, and they may suspend or completely stop market−making activities at any time without notice, at their sole discretion.

Risk Factors	For information about risks relating to the notes, see “Risk Factors” beginning on page S−7 of this prospectus supplement.

RISK FACTORS

Your investment in the notes involves risk. In consultation with your financial and legal advisers, you should carefully consider the following risks and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the accompanying prospectus, including the information under “Where You Can Find More Information” on page 1 of the accompanying prospectus, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

There may not be any Trading Market for the Notes; Many Factors may Affect the Trading Value of the Notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or, if one develops, that it will be maintained. If you wish to liquidate your investment in the notes prior to maturity (other than pursuant to an early redemption provision such as the Survivor’s Option), selling your notes may be your only option. At that time, there may be an illiquid market for the notes or no market at all. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

•	the rate of interest, if any, on your notes;

•	the complexity and volatility of the index or formula applicable to your notes;

•	the method of calculating the principal, or any premium, interest or other amounts payable in respect of your notes;

•	the time remaining to the maturity of your notes;

•	the total outstanding amount of any particular issuance of notes or of our notes in total;

•	any redemption or repayment features of your notes;

•	the amount of any other securities linked to your notes; and

•	the level, direction and volatility of interest rates generally.

We expect that changes in interest rates will affect the trading value of the notes. In general, if US interest rates increase, we expect that the trading value of the notes will decrease and, conversely, if US interest rates decrease, we expect that the trading value of the notes will increase.

In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers if you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

The Notes are not Insured Against Loss by any Third Party; You can only Depend on our Earnings and Assets for Payment of Principal and Interest on the Notes.

The notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the notes.

In addition, because we are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, almost all of our income is derived from those subsidiaries. Our subsidiaries will have no obligation to pay any amount in respect of the notes or to make any funds available for payment of the notes. Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet our obligations with respect to the notes, including the payment of principal and interest. The notes will also be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.

If funds from dividends, other distributions or loans from our subsidiaries are not adequate, we may be unable to make payments of principal or interest in respect of the notes and you could lose all or a part of your investment.

If the Notes are Redeemable, We may Redeem such Notes when Prevailing Interest Rates are Relatively Low.

If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem the notes on or after the date indicated in the pricing supplement. If the pricing supplement provides that the notes are subject to mandatory redemption or are otherwise repayable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we choose or are required to redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security with a yield as high as that on the notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem notes.

We can Limit the Amount of the Survivor’s Option.

We will have a discretionary right to limit the aggregate principal amount of notes that we may be required to repay to an amount equal to either: (i) $250,000 with respect to any individual deceased beneficial owner of a note in any calendar year; or (ii) in any calendar year, the greater of $2,000,000 or 2% of the outstanding aggregate principal amount of all IncomeNotesSM outstanding as of December 31 of the immediately preceding calendar year. Accordingly, in any single calendar year, the authorized representative of the estate of a deceased beneficial owner may not be able to exercise the Survivor’s Option either at all or for the full desired amount.

If the Notes you Purchase are Floating Rate Notes, you may Receive a Lesser Amount of Interest in the Future.

Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If the Floating Rate Notes you Purchase are Subject to a Maximum Interest Rate, Your Return will be Limited.

If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate. Conversely, although the applicable rate of interest will always be greater than zero for floating rate notes, unless a minimum interest rate is specified in the applicable pricing supplement, we cannot assure you that the interest rate you receive in the future will not decrease.

If the Floating Rate Notes you Purchase are Based upon the Consumer Price Index, the Interest Rate on the Notes may be less than the Spread and, in Some Cases, Could be Zero.

If the applicable pricing supplement specifies that your floating rate notes have interest payable on the notes linked to changes in the level of the Consumer Price Index (the “CPI”) , during twelve-month measurement periods, the interest rate may be less than the spread and, in some cases, could be zero. If the CPI does not increase during a relevant measurement period, which is likely to occur when there is little or no inflation, holders of the Notes will receive interest payments for that interest period equal to the spread. If the CPI decreases during a relevant period, which is likely to occur when there is deflation, holders of the Notes will receive interest payments for that interest period less than the spread. In some cases, holders of the Notes could receive only the minimum interest rate, which is 0.00%.

If the Floating Rate Notes you Purchase are Based upon the Consumer Price Index, the Interest Rate on the Notes may be Below the Rate Otherwise Payable on Similar Fixed or Floating Rate Debt Securities Issued by Us.

If the applicable pricing supplement specifies that your floating rate notes are based upon an index plus spread, the interest rate on the notes, if equal to the spread or lower, including the minimum interest rate, is below what we would currently expect to pay as of the date of this Pricing Supplement if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the Notes. Any interest payable in excess of the minimum interest rate on the Notes will be based upon the difference in the level of the CPI determined as of the measurement dates specified in the formula listed above, plus the spread

If the Floating Rate Notes you Purchase are Based upon the Consumer Price Index , the CPI Itself and the way the Bureau of Labor Statistics Calculates the CPI may Change in the Future.

There can be no assurance that the Bureau of Labor Statistics will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the Notes. Accordingly, the amount of interest, if any, payable on the Notes, and therefore the value of the Notes, may be significantly reduced. If the CPI is substantially altered (as determined in the sole discretion of the Calculation Agent), a substitute index will be employed to calculate the interest payable on the Notes as described above.

The Historical Levels of the CPI are not an Indication of the Future Levels of the CPI.

The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the Notes. In the past, the CPI has experienced periods of volatility, and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

Holders of the Notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

Holders of Indexed Notes are Subject to Important Risks that are not Associated with More Conventional Debt Securities.

If you invest in indexed notes, you will be subject to significant risks not associated with conventional fixed−rate or floating−rate debt securities. These risks include the possibility that the particular index or indices may be subject to fluctuations, and the possibility that an investor will receive a lower, or no, amount of principal, premium, or interest, and at different times than expected. In recent years, interest rates and indices have been volatile, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of these risks and their impact on the value of, or payments made on, the indexed notes. Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

•
You may lose some or all of your principal. The principal amount of an indexed note may or may not be fully “principal protected.” This means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note. It also is possible that principal will not be repaid.

•
Your yield may be less than the yield on a conventional debt security of comparable maturity. Any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity date.

•
The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

•
Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive in a new investment that yields a similar return.

•
The United States federal income tax consequences of the indexed notes are uncertain. No statutory, judicial, or administrative authority directly addresses the characterization of the indexed notes or securities similar to the indexed notes for U.S. federal income tax purposes. As a result, significant U.S. federal income tax consequences of an investment in the indexed notes are not certain. We are not requesting a ruling from the Internal Revenue Service (the “IRS”) for any of the indexed notes and we give no assurance that the IRS will agree with the statements made in this prospectus supplement or in the pricing supplement applicable to those notes.

•
Your investment return may be less than a comparable direct investment in the stocks included in an index or in a fund that invests in those stocks. A direct investment in the stocks included in an index or in a fund that invests in those stocks would allow you to receive the full benefit of any appreciation in the price of the shares, as well as in any dividends paid by those shares. Indexed notes may not offer these benefits.

Hedging Activities may Affect Your Return at Maturity and the Market Value of the Notes.

Hedging activities also may affect trading in the notes. We and our affiliates may from time to time engage in hedging activities in connection with an offering of the notes. This hedging activity may affect the value of the notes that would be adverse to your investment in the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. In the case of indexed notes, we or our affiliates may engage in hedging activity related to the indexed notes or to a component of the index or formula applicable to the indexed notes. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our activities will have a material effect on the notes. However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

Changes in Our Credit Ratings are Expected to Affect the Value of the Notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, actual or anticipated changes in our credit ratings, as well as our financial condition or results of operations may significantly affect the trading value of the notes. However, because the return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings, financial condition or results of operations will not reduce the other investment risks related to the notes.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement and the accompanying prospectus. If any information in the pricing supplement, including any changes in the method of calculating interest on any note or any information relating to the “Repayment Upon Death—Survivor’s Option” described beginning on page S−22 of this prospectus supplement, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. It is important that you consider all of the information in the pricing supplement, this prospectus supplement and the accompanying prospectus when making your investment decision.

DESCRIPTION OF NOTES

General

The following terms apply to each note unless otherwise specified in the applicable pricing supplement and the note. The applicable pricing supplement will describe the specific terms for the notes including:

•	interest rate, if any;

•	index or other formulas on which principal, interest or other amounts payable may be based;

•	remarketing provisions;

•	our right to redeem notes;

•	your right to tender notes you have purchased; and

•	any other provisions.

We will issue notes under an indenture, dated as of May 31, 1991, as amended, between us and The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A., as Trustee, that is more fully described in the accompanying prospectus. The notes are part of a single series of our debt securities that are issuable under the indenture. For a description of the rights attaching to the debt securities under the indenture, see “Description of Debt Securities” beginning on page 4 of the accompanying prospectus. This description and the description under “Description of Debt Securities” in the accompanying prospectus are summaries and do not restate the indenture. We urge you to read the indenture and its supplements which we have filed with the SEC because they, and not this description or the one in the accompanying prospectus, define your rights as a holder of notes. See “Where You Can Find More Information” beginning on page 1 of the accompanying prospectus on how to locate the indenture and its supplements.

The notes are limited in amount as described on the cover page of this prospectus supplement, less an amount equal to the aggregate initial public offering price of any other securities we may issue in the future, including any other series of medium−term notes. We may increase this limit if we wish to sell additional notes in the future. Under the indenture, we may issue debt securities over the amount authorized on the date of this prospectus supplement without obtaining your consent or the consent of holders of other debt securities. Each series of notes or other debt securities may differ as to their terms. For current information on our outstanding debt, see our most recent Forms 10−K and 10−Q. See “Where You Can Find More Information” beginning on page 1 of the accompanying prospectus.

We will offer the notes on a continuous basis at various times. The notes will mature at face value nine months or more from the date they are issued and before maturity may be subject to redemption at our option or repayment at your option, as specified in the applicable pricing supplement. Each note will be denominated in US dollars.

We may also issue the notes as indexed notes, the principal amount of which is payable at or before maturity and any interest on which and any premium or other amounts payable with respect to which will be determined by reference to the price or performance of one or more specified securities, commodities or indices on certain specified dates, or by some other financial, economic or other measures or instruments. See “Other Indexed Notes.”

•
The notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the indenture. Because we are a holding company, the notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.

Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

•	the notes will be our direct unsecured obligations and will rank on an equal basis with all of our other unsecured debt other than subordinated debt;

•	we may offer the notes from time to time directly or through the agents. See “Supplemental Plan of Distribution” beginning on page S−37 of this prospectus supplement;

•	each note will mature on a day that is at least nine months from its date of original issuance;

•	the notes will not be subject to any sinking fund or other mandatory redemption, unless otherwise specified in the applicable pricing supplement;

•	the notes will be issued only in fully registered form without coupons;

•
unless otherwise stated in the applicable pricing supplement, the notes will be issued initially in book−entry form, represented by one or more global securities registered in the name of a nominee of DTC, as depository, and payments will be made only through DTC. Except in very limited circumstances, you will not receive a certificate for your notes. You will hold your interest in the notes you purchase only as a book entry on the records of your broker or other securities intermediary, which in turn will hold the interests of its customers, directly or indirectly, as a participant in DTC’s system through book entries on DTC’s records. See “Book−Entry Procedures and Settlement” and “Description of Debt Securities” in the accompanying prospectus; and

•	the minimum denomination of the notes will be $1,000, increased in multiples of $1,000, unless otherwise stated in the applicable pricing supplement.

In addition, the pricing supplement relating to a particular issuance of notes will describe the following specific terms of the notes:

•	the aggregate principal amount of the applicable notes;

•	the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which the notes will be issued to the public;

•	the net proceeds to us, the agents’ concession, the dealers’ concession and the reallowance, if any;

•	the date on which the notes will be issued;

•	the maturity date of the notes;

•	if the note is a fixed rate note, the annual percentage rate at which it will bear interest, if any;

•
if the note is a floating rate note or another indexed note, the applicable interest rate index and such other terms as are applicable to it, as described in “Interest Rate—Floating Rate Notes” beginning on page S−14;

•	the interest payment frequency and the interest payment dates;

•	whether the “Repayment Upon Death—Survivor’s Option” described beginning on page S−22 will be applicable;

•	if the notes may be redeemed at our option, or repaid at your option, prior to their maturity date, and the terms relating to any such redemption or repayment;

•	any special U.S. federal income tax considerations of the purchase, beneficial ownership or disposition of the notes;

•	the use of proceeds, if materially different than that described in the accompanying prospectus; and

•	any other significant terms of the notes that are not inconsistent with the provisions of the indenture.

Under the terms of the indenture, we may defease the notes. See “Description of Debt Securities—Defeasance” beginning on page 13 of the accompanying prospectus.

In the following discussion, any time we refer to paying principal on the notes, we mean at maturity or upon redemption or repayment. All times are New York City time unless otherwise noted. The following terms may apply to each note as specified in the applicable pricing supplement. We have provided the definitions of certain capitalized terms used in this prospectus supplement in the Glossary.

Possible Principal Protection

The applicable pricing supplement will detail whether your principal investment in the notes is (1) fully guaranteed and thus protected, (2) possibly protected or (3) not protected.

Principal protected means that, if held to maturity, your principal investment in the notes is guaranteed and will not be at risk of loss. At maturity, you will receive at least the principal amount of the notes.

Possible principal protection means that only under certain circumstances will your principal investment in the notes be guaranteed. If, and only if, the specific circumstances in the applicable pricing supplement are met and if the notes are held to maturity, your principal investment in the notes is guaranteed and will not be at risk of loss. If the specific circumstances in the applicable pricing supplement are not met, then your investment may result in a loss as there is no guaranteed return of principal.

If your principal investment is not principal protected, then there is no fixed repayment amount of principal at maturity. Your investment may result in a loss as there is no guaranteed return of principal, and at maturity, the amount you receive may be less than the original purchase price of the notes.

Interest Rate

General

We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the interest rate payable on the notes.

The interest rate, if any, on the notes will be either fixed or floating. The interest paid will include interest accrued from the date of original issue to, but excluding, the relevant interest payment date, maturity date, redemption date or repayment date and will be payable on each interest payment date and upon maturity, redemption or repayment. Interest will be paid to the person in whose name the note is registered at the close of business on the record date before each interest payment date, which in the case of global securities representing book−entry notes will be the depository or its nominee. However, interest payable upon maturity, redemption or repayment will be payable to the person to whom principal is payable, which in the case of global securities representing book−entry notes will be the depository or its nominee. The first interest payment on any note issued between a record date and an interest payment date will be made on the interest payment date after the next record date.

Fixed Rate Notes

The applicable pricing supplement will designate the fixed rate of interest payable on a fixed rate note. The fixed rate of interest may be zero in the case of a fixed rate note issued with original issue discount. Each fixed rate note will bear interest from its date of original issue at the rate per year stated on its face until the principal is paid or made available for payment. Interest will be paid semiannually or otherwise on the dates specified in the applicable pricing supplement and at maturity, or on redemption or repayment.

The record dates for fixed rate notes will be 15 calendar days before the interest payment date, whether or not that date is a Business Day, unless otherwise specified in the applicable pricing supplement. Interest will be computed using a 360−day year of twelve 30−day months. In the event that any interest payment date, maturity date, redemption date, repayment date or repayment date on exercise of a Survivor’s Option of a fixed rate note is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day and, unless otherwise specified in the applicable pricing supplement, no interest shall accrue for the period from and after that interest payment date, maturity date, redemption date, repayment date or repayment date on exercise of a Survivor’s Option, as the case may be, to the next Business Day.

Floating Rate Notes

General

The interest rate on a floating rate note will be calculated by reference to the specified interest rate formula, plus or minus a spread, if any, as specified in the applicable pricing supplement. The spread is the number of basis points specified in the applicable pricing supplement as applicable to the interest rate for the floating rate note and may be a fixed amount or an amount that increases or decreases over time. The formula may be based on any of the following rates:

•	LIBOR;

•	the Federal Funds Rate;

•	the Treasury Rate;

•	the Prime Rate;

•	the Consumer Price Index (the “CPI”); or

•	another interest rate formula.

In addition to any spread, the applicable pricing supplement will also indicate any applicable maximum or minimum interest rate limitations.

The applicable pricing supplement also will define or specify the following terms, if applicable:

•	Calculation Date;

•	initial interest rate;

•	interest payment period;

•	interest payment dates;

•	record date;

•	Index Maturity;

•	Interest Determination Date;

•	interest reset period;

•	interest reset date; and

•	sinking fund, if any.

On your request, the Calculation Agent will provide you with the current interest rate and the interest rate which will become effective on the next interest reset date. See “—How Interest Is Calculated” beginning on page S−16 of this prospectus supplement.

Date Interest Rate Changes

The interest rate on floating rate notes may be reset daily, weekly, monthly, quarterly, semiannually or annually, as provided in the applicable pricing supplement. The initial interest rate or interest rate formula effective until the first interest reset date will be indicated in the applicable pricing supplement.

After the first interest reset date, the interest rate will be the rate determined on the next Interest Determination Date as explained below. Each time a new interest rate is determined it will become effective on the next interest reset date. Except for notes which reset daily or weekly, no changes will be made in the interest rate during the 10 days before the date of maturity, redemption or repayment. Unless otherwise specified in the applicable pricing supplement, the interest rate for notes with daily interest reset dates may be changed until the Business Day immediately before the maturity date. Unless otherwise specified in the applicable pricing supplement, the interest rate for notes with weekly reset dates may be changed until the interest reset date immediately before the maturity date. If any interest reset date is not a Business Day, then the interest reset date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the interest reset date will be the preceding Business Day.

In the case of weekly reset Treasury Rate notes, if an auction of Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the following day that is a Business Day.

When Interest Rate Is Determined

Unless otherwise specified in the applicable pricing supplement, the “Interest Determination Date” is as follows:

•	for the Federal Funds (Effective) Rate, the Business Day before the interest reset date;

•	for LIBOR, the second London Banking Day before the interest reset date;

•
for the Treasury Rate, the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction may be held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the interest reset date occurring in the next week;

•	for the Prime Rate and Federal Funds (Open) Rate, the same day as the interest reset date;

•	for the CPI Rate, the 5th Business Day prior to the applicable interest payment date.

When Interest, if any, Is Paid

Interest, if any, is paid as specified in the note and the applicable pricing supplement and at maturity, redemption or repayment.

If any interest payment date, maturity date, redemption date, repayment date or repayment date on exercise of a Survivor’s Option of a floating rate note is not a Business Day, the related payment of principal, premium, if any, or interest will be postponed to the next Business Day and, unless otherwise specified in the applicable pricing supplement, no additional interest shall accrue for the period from and after that interest payment date, maturity date, redemption date, repayment date or repayment date on exercise of a Survivor’s Option, as the case may be, to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, principal, premium, if any, or interest will be paid on the preceding Business Day.

For floating rate notes, the record date will be 15 calendar days before each interest payment date, whether or not that date is a Business Day, unless otherwise specified in the applicable pricing supplement.

How Interest Is Calculated

Unless otherwise specified in the applicable pricing supplement, interest payments will be the amount of interest accrued from, and including, the prior interest payment date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid), to, but excluding, the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, the date of maturity, redemption or repayment.

Accrued interest from the date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of the floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to that day by 360, in the case of Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes.

For CPI Rate notes, the interest factor for each such day is computed by the following formula:

[(CPIt - CPIt-12) / CPIt-12] + applicable spread; where CPIt is the Current Index Level of CPI (as defined below), as published on Bloomberg CPURNSA and CPIt-12 is the Index Level of CPI 12 months prior to CPIt.

CPIt, the “Current Index Level” for each interest reset date is the CPI for the third calendar month prior to such interest reset date as published and reported in the second calendar month prior to such interest reset date.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred−thousandth of a percentage point, with five one−millionths of a percentage point rounded upward (e.g., 6.876545% (or .06876545) being rounded to 6.87655% (or .0687655) and 6.876544% (or .06876544) being rounded to 6.87654% (or .0687654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one−half cent being rounded upward).

Unless otherwise specified in the applicable pricing supplement, the Calculation Date relating to an Interest Determination Date will be the earlier of (a) the tenth calendar day after the Interest Determination Date or, if that day is not a Business Day, the next Business Day or (b) the Business Day before the applicable interest payment date, maturity date, redemption date or repayment date. The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A. will be the Calculation Agent with respect to the floating rate notes. On your request, the Calculation Agent will provide you with the interest rate then in effect, and, if different, the interest rate that will become effective as a result of a determination made on the most recent interest reset date with respect to your floating rate note.

Legal Maximum Interest Rate

In addition to any maximum interest rate for any floating rate note, the interest rate on the floating rate notes will not be higher than the maximum rate permitted by New York law, as modified by federal law. Current New York law provides a maximum interest rate of 25% per annum. This limit does not apply to notes with principal amounts of more than $2,500,000.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and any spread) specified in the LIBOR note and in the applicable pricing supplement. LIBOR will be determined by the Calculation Agent as follows, unless otherwise specified in the applicable pricing supplement:

With respect to any Interest Determination Date, either:

(a) the arithmetic mean, as determined by the Calculation Agent, of the offered rates for deposits in US dollars for the Index Maturity specified in the applicable pricing supplement, beginning on the second London Banking Day after that date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that date, if at least two such offered rates appear on the Reuters Screen LIBO Page; or

(b) the offered rate for deposits in US dollars having the specified Index Maturity, beginning on the second London Banking Day after that date, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that date.

If neither the Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, LIBOR will be determined based on the rates at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date at which deposits in US dollars having the specified Index Maturity are offered by four major banks in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market beginning on the second London Banking Day after that date and in a principal amount of not less than US $1,000,000 that is representative of a single transaction in such market at such time (a “representative amount”).

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that date will be the arithmetic mean of such quotations.

If fewer than two quotations are provided, LIBOR for that date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. on such date by three major banks in New York City selected by the Calculation Agent for loans in US dollars to leading European banks having the specified Index Maturity beginning on the second London Banking Day after that date and in a principal amount of not less than a representative amount.

Finally, if the three banks are not quoting as mentioned above, LIBOR will remain LIBOR then in effect on such Interest Determination Date.

Federal Funds Rate Notes

Each Federal Funds Rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and any spread) specified in the Federal Funds Rate note and in the applicable pricing supplement. The Federal Funds Rate may be either of the Federal Funds (Effective) Rate or the Federal Funds (Open) Rate.

Unless otherwise specified in the applicable pricing supplement, the Federal Funds (Effective) Rate means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading “Federal funds (effective)” on Telerate page 120 or any successor service or page or, if not so published on the Calculation Date relating to that Interest Determination Date, the Federal Funds (Effective) Rate will be the rate on that Interest Determination Date that is published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading “Federal Funds/Effective Rate.”

Unless otherwise specified in the applicable pricing supplement, the Federal Funds (Open) Rate means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as reported on Telerate page 5 under the heading “Federal Funds/Open.”

If (1) the applicable Federal Funds (Effective) Rate described above or (2) the Federal Funds (Open) Rate described above is not published by 3:00 p.m. on the relevant Calculation Date, then the Federal Funds (Effective) Rate and the Federal Funds (Open) Rate, as applicable, will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent as of 11:00 a.m., on that Interest Determination Date.

If the brokers that are selected by the Calculation Agent are not quoting, the interest rate in effect for the applicable period will remain the interest rate then in effect on such Interest Determination Date.

Treasury Rate Notes

Each Treasury Rate note will bear interest at the rate (calculated with reference to the Treasury Rate and any spread) specified in the Treasury Rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the Treasury Rate means, with respect to any Interest Determination Date, the rate for the most recent auction of Treasury bills, direct obligations of the United States, having the Index Maturity specified in the applicable pricing supplement as published under the column designated “Invest Rate” on Telerate page 56 captioned “US Treasury 3MO T−Bill Auction Results” or Telerate page 57 captioned “US Treasury 6MO T−Bill Auction Results.”

If the Treasury Rate cannot be set as described above on the Calculation Date pertaining to such Interest Determination Date, the following procedures will apply, as appropriate:

(1) The rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

(2) If the results of the auction of Treasury bills having the specified Index Maturity are not published in H.15(519) by 3:00 p.m. on the Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. on the Interest Determination Date, of three leading primary US government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

(3) Finally, if the dealers are not quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on such Interest Determination Date.

Prime Rate Notes

Each Prime Rate note will bear interest at the rate (calculated with reference to the Prime Rate and any spread) specified in the Prime Rate note and the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, Prime Rate means, with respect to any Interest Determination Date, either the rate set forth for that date on Telerate page 5 under the heading “Bank Rate/Prime” or the rate set forth for that date in H.15(519) under the heading “Bank Prime Loan.”

If the Prime Rate cannot be set as described above, the following procedures will occur:

(1) If the applicable rate is not published in H.15(519) or on Telerate page 5 prior to 9:00 a.m. on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page on such Interest Determination Date as such bank’s prime rate or base lending rate as in effect for such Interest Determination Date.

(2) If fewer than four rates appear on the Reuters Screen NYMF Page, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in New York City selected by the Calculation Agent from which quotations are requested.

(3) If fewer than two quotations are provided, the Calculation Agent will determine the Prime Rate as the arithmetic mean on the basis of the prime rates in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state, in each case having total equity capital of at least US $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote the rate or rates.

(4) If in any month or two consecutive months, the Prime Rate is not published in H.15(519) or on Telerate page 5 and the banks or trust companies selected are not quoting as mentioned in (3) above, the Prime Rate for the interest reset period will remain the same as the Prime Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the Prime Rate notes for which the Prime Rate is being determined shall be the initial interest rate).

If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate notes were LIBOR notes, and the spread, if any, will be the number of basis points specified in the applicable pricing supplement as the “Alternate Rate Event Spread.”

CPI Rate Notes

Each CPI Rate note will bear interest at the rate (calculated with reference to the CPI Rate and any spread) specified in the CPI Rate note and the applicable pricing supplement.

The amount of interest payable on the Notes on each interest payment date will be linked to changes in the Consumer Price Index. The Consumer Price Index for purposes of the Notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (“CPI”), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the Notes is the 1982-1984 average.

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on a interest reset date, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as published by the BLS for such month using such other source as it deems appropriate.

In calculating CPIt and CPIt-12 the Calculation Agent will use the most recently available value of the CPI for any month, determined as described above on the applicable interest reset date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the Calculation Agent on any interest reset date to determine the interest rate on the Notes (an “Initial CPI”) is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the interest rate determined will not be revised. If the CPI is rebased to a different year or period, the base reference period for the Notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined in the sole discretion of the Calculation Agent, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If no such securities are outstanding, the Calculation Agent will determine a substitute index for the Notes in accordance with general market practice at the time.

Historical Data on the Consumer Price Index

The table below sets forth the CPI as published by the BLS for the months listed. Historical fluctuations in the CPI are not necessarily indicative of future fluctuations, which may be greater or less than those that have occurred historically.

Level of the Consumer Price Index
(as published by the Bureau of Labor Statistics)
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
2007	202.4	203.5	205.4
2006	198.3	198.7	199.8	201.5	202.5	202.9	203.5	203.9	202.9	201.8	201.5	201.8
2005	190.7	191.8	193.3	194.6	194.4	194.5	195.4	196.4	198.8	199.2	197.6	196.8
2004	185.2	186.2	187.4	188.0	189.1	189.7	189.4	189.5	189.9	190.9	191.0	190.3
2003	181.7	183.1	184.2	183.8	183.5	183.7	183.9	184.6	185.2	185.0	184.5	184.3
2002	177.1	177.8	178.8	179.8	179.8	179.9	180.1	180.7	181.0	181.3	181.3	180.9
2001	175.1	175.8	176.2	176.9	177.7	178.0	177.5	177.5	178.3	177.7	177.4	176.7
2000	168.8	169.8	171.2	171.3	171.5	172.4	172.8	172.8	173.7	174.0	174.1	174.0
1999	164.3	164.5	165.0	166.2	166.2	166.2	166.7	167.1	167.9	168.2	168.3	168.3
1998	161.6	161.9	162.2	162.5	162.8	163.0	163.2	163.4	163.6	164.0	164.0	163.9

Index Notes

Other Indexed Notes

We may issue indexed notes, in which the amount of principal, or any premium, interest, or other amounts payable at or before maturity is determined by reference, either directly or indirectly, to the price or performance of:

•	one or more securities;

•	one or more commodities;

•	any other financial, economic or other measures or instruments, including the occurrence or non−occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items.

The applicable pricing supplement relating to these other indexed notes will describe one or more of the following terms of your notes:

•	the method by and the terms on which any amount of principal will be paid on or before maturity;

•	the amount of any interest, premium or other amounts we will pay you or the formula we will use to calculate these amounts;

•	whether your notes will be exchangeable for or payable in cash, securities of an issuer other than The Bear Stearns Companies Inc. or other property;

•	additional tax consequences to the holders of these notes, and

•	a description of certain additional risks associated with investment in these notes and other information relating to these notes.

See “Risk Factors—Holders of Indexed Notes are Subject to Important Risks that are not Associated with More Conventional Debt Securities.”

Original Issue Discount Notes

We may issue original issue discount notes, including zero coupon notes, which may be fixed rate, floating rate, or indexed notes that are issued at a price lower than their principal amount or lower than their minimum repayment amount at maturity. Original issue discount notes may bear no interest or may bear interest at a rate that is below market rates at the time of issuance. For notes that do not have any periodic interest payments, interest normally accrues during the life of the notes and is paid at the maturity date or upon earlier redemption or prepayment. Upon an acceleration of the maturity of an original issue discount note, the amount of interest payable will be determined in accordance with the terms of the note as described in the applicable pricing supplement. That amount is normally less than the amount payable at the maturity date. See “Certain US Federal Income Tax Considerations—Original Issue Discount.”

Payment of Principal and Interest

Interest will be payable to the person in whose name a note is registered, which in the case of global securities will be the depository or its nominee, at the close of business on the record date before each interest payment date. Interest payable upon maturity, redemption or repayment will be payable to the person to whom principal shall be payable, which in the case of global securities will be the depository or its nominee.

The total amount of any principal (and premium, if any) and any interest due on any global security representing one or more book−entry notes on any interest payment date or upon maturity, redemption or repayment will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the depository. The depository will allocate the payments to each book−entry note represented by a global security and make payments to the holders of such global security in accordance with its existing operating procedures. We and the Trustee will not have any responsibility or liability for the payments by the depository. So long as the depository or its nominee is the registered holder of any global security, the depository or its nominee, as the case may be, will be considered the sole holder of the book−entry note or notes represented by such global security for all purposes under the indenture. We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global security to exercise certain rights of holders of securities. See “Book−Entry Procedures and Settlement” in the accompanying prospectus.

Reopened Issues

We may “reopen” certain issues at any time by offering additional notes with terms identical (other than issue date and issue price) to those of existing notes.

Redemption

Unless otherwise stated in the applicable pricing supplement, the notes will not have a sinking fund. Redemption dates, if any, will be fixed at the time of sale and stated in the applicable pricing supplement and on the applicable note. If no redemption date is indicated with respect to a note, the note will not be redeemable before it matures. We may redeem notes at our option beginning on a specified redemption date if the applicable pricing supplement permits redemption. Unless otherwise specified in the applicable pricing supplement, we may redeem such notes in whole or in part in increments of $1,000 at a redemption price equal to 100% of the principal amount to be redeemed, together with interest payable up to the redemption date, by giving notice not more than 60 nor less than 30 days before the redemption date.

Repayment and Repurchase

General

Optional repayment dates will be set at the time of sale and set forth in the applicable pricing supplement and on the applicable note. Except as provided under “Repayment Upon Death—Survivor’s Option,” beginning on page S−22 of this prospectus supplement, if no optional repayment date is indicated, your note will not be repayable at your option before it matures.

If the applicable pricing supplement permits, you may cause us to repay your notes on particular dates. Unless otherwise specified in the applicable pricing supplement, we may be required to repay your notes in whole or in part in increments of $1,000, provided that any remaining principal amount of the note is at least $1,000. The repayment price will be equal to 100% of the principal amount to be repaid, plus accrued interest to the repayment date.

Repayment Other Than Under Survivor’s Option

Unless otherwise specified in the applicable pricing supplement, for any note to be repaid in whole or in part at your option, you must deliver to the Trustee not less than 30 nor more than 60 days before the optional repayment date:

•	the note to be repaid with the form entitled “Option to Elect Repayment” set forth on the reverse of such note duly completed; or

•
a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the US setting forth:

•	your name,

•	the principal amount of the note,

•	the certificate number of the note or a description of the note’s tenor or terms,

•	the principal amount of the note to be repaid,

•	a statement that you are exercising your option to elect repayment, and

•
a guarantee that the note to be repaid, along with the form entitled “Option to Elect Repayment” duly completed, will be received by the Trustee no later than 5 Business Days after the date of the telegram, telex, facsimile transmission or letter.

The Trustee must receive the note and duly completed form entitled “Option to Elect Repayment” by the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter. The exercise of the repayment option will be irrevocable.

If your note is represented by a global security, the depository’s nominee will be the holder and, as a result, will be the only entity that can exercise a right to repayment. To ensure that the depository’s nominee will timely exercise a right to repayment with respect to your interest in a global security, you must instruct the broker, or other direct or indirect participant through which you hold such interest, to notify the depository of your desire to exercise a right to repayment. To ascertain the time by which instructions must be given for timely notice to be delivered to the depository, you should consult the broker or other direct or indirect participant through which you hold your interest in a note.

At any time, we may buy the notes at any price in the open market or otherwise. Any notes we purchase may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation.

Repayment Upon Death—Survivor’s Option

The pricing supplement relating to each note will indicate whether the beneficial owner of that note will have the right to require us to repay that note prior to its maturity date, if requested by an authorized representative of the beneficial owner of that note, following the death of such beneficial owner (the “Survivor’s Option”). To validly exercise the Survivor’s Option, such notes must have been acquired by the deceased beneficial owner at least 6 months prior to the date of the request. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus accrued and unpaid interest to the date of repayment. For purposes of this section, a beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

We may limit the aggregate principal amount of notes as to which the Survivor’s Option may be exercised to:

•	$250,000 with respect to any individual deceased beneficial owner of a note in any calendar year (the “Individual Limitation”); or

•
in any calendar year, the greater of $2,000,000 or 2% of the outstanding aggregate principal amount of all IncomeNotesSM outstanding as of December 31 of the immediately preceding calendar year (the “Aggregate Limitation”).

Each tendered note that is not accepted in any calendar year due to the application of either of the limitations set forth above will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the Trustee will deliver a notice by first−class mail to the authorized representative of the deceased beneficial owner that states the reason that the note has not been accepted for repayment.

We may, at our option, repay interests of any deceased beneficial owner in excess of the Individual Limitation. Any optional repayment by us of this kind, to the extent it exceeds the Individual Limitation, for any deceased beneficial owner, will not be included in the computation of the Aggregate Limitation for repayment of the notes. We may also, at our option, repay interests of deceased beneficial owners in the notes in an aggregate principal amount exceeding the Aggregate Limitation. Any optional repayment by us of this kind, to the extent it exceeds the Aggregate Limitation, will not reduce the Aggregate Limitation for such calendar year. Upon any determination by us to repay notes in excess of the Individual Limitation or the Aggregate Limitation, notes will be repaid in the order of receipt of repayment requests by the Trustee.

To be valid, the Survivor’s Option must be exercised by the authorized representative of the beneficial owner, who is a person that has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from the note, as well as the interest and principal payable to the beneficial owner of the note, under the laws of the applicable jurisdiction. With respect to notes represented by a global note, DTC or its nominee (or any other depository specified in the applicable pricing supplement) is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the authorized representative must deliver its request to the participant through which the deceased beneficial owner owned an interest in the notes. “Participant” means an institution that has an account with the depository for the notes, which, unless otherwise specified in the applicable pricing supplement, will be DTC. The request for repayment must be in a form satisfactory to the participant and must be accompanied by evidence of the death of the beneficial owner, evidence that the notes were acquired by the deceased beneficial owner at least 6 months prior to the request, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates that may be required under applicable state or federal law and any other evidence of the right to the repayment that the participant requires. The request must specify the principal amount of the interest in the notes to be repaid, which amount must be in integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Subject to the rules and arrangements applicable to the depositary, the participant will then need to deliver to the depository a request for repayment substantially in the form attached as Appendix A to this prospectus supplement.

On receipt of a valid repayment request, the depository will need to forward the request to the Trustee. The Trustee is required to maintain records with respect to repayment requests received by it, including the date of receipt and the name of the participant filing the repayment request. The Trustee will promptly file with us each repayment request it receives. We, the depository and the Trustee:

•	may conclusively assume, without independent investigation, that the statements contained in each repayment request are true and correct; and

•	will have no responsibility:

•
for reviewing any documents submitted to the participant by the authorized representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be repaid or is in fact deceased; and

•	for determining whether the authorized representative is duly authorized to request repayment on behalf of the applicable beneficial owner.

Neither the Trustee nor we have any responsibility for the actions of the depository or any participant, or any other financial institution through which any interest in the notes may be held, with regard to repayment requests, including any failure to make, or any delay in making, such a request on the part of the depository, any participant or any such other institution. Any authorized representative wishing to request a repayment of notes will need to contact the relevant participant through which the authorized representative’s interests in the notes are held or, if those interests are held through a participant indirectly through an account at another financial institution, instruct that institution to contact the participant to make the necessary arrangements to ensure that the request is made in a proper and timely manner.

Subject to the Individual Limitation and the Aggregate Limitation, we will, after the death of any beneficial owner, repay the interest of the beneficial owner in the notes on the first interest payment date that occurs 30 or more calendar days after our acceptance of a repayment request from the Trustee or as otherwise set forth in the applicable pricing supplement. Subject to the limitations set forth above, each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the Trustee. If repayment requests exceed the Aggregate Limitation, then excess repayment requests will be applied, in the order received by the Trustee, to successive subsequent periods, regardless of the number of subsequent periods required to repay the interests. We may at any time notify the Trustee that we will repay, on a date not less than 30 nor more than 60 days after the date of our acceptance of a repayment request, all or any lesser amount of notes for which repayment requests have been received but that are not then eligible for repayment by reason of the Individual Limitation or the Aggregate Limitation. If we do so, notes will be repaid in the order of receipt of repayment requests by the Trustee.

We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the repayment date for the notes we repay in accordance with a repayment request of an authorized representative of a deceased beneficial owner. Subject to arrangements with the depository, payment for interests in the notes to be repaid will be made to the depository in the aggregate principal amount specified in the repayment requests submitted to the Trustee by the depository that are to be fulfilled in connection with the payment upon presentation of the notes to the Trustee for repayment. The principal amount of any notes redeemed or repaid by us other than by repayment at the option of any authorized representative of a deceased beneficial owner under the procedures described in this prospectus supplement will not be included in the computation of either the Individual Limitation or the Aggregate Limitation.

The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that note, and the entire principal amount of the note so owned will be subject to repayment. The death of a person owning a note by tenancy in common will be deemed the death of an owner of that note only with respect to the deceased owner’s interest in that note. However, if a note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that note, and the entire principal amount of the note so owned will be subject to repayment.

The death of a person who, immediately prior to his or her death, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if the decedent’s rights are established to the satisfaction of the participant. Rights of this kind will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during that person’s lifetime.

If a repayment request is presented on behalf of a deceased beneficial owner and has not been fulfilled at the time we give notice of our election to redeem the notes, the notes that are the subject of the pending repayment request will be repaid before any other notes.

Any repayment request may be withdrawn by the authorized representative upon delivery of a written request for withdrawal given by the participant on behalf of the person(s) to the depository and by the depository to the Trustee not less than 30 days before the repayment.

All questions as to the eligibility or validity of any exercise of the Survivor’s Option will be determined by us in our sole discretion. Our determination will be final and binding on all parties.

During any time in which the notes are not represented by a global security and are issued in definitive form:

•	all references in this prospectus supplement to participants and the depository, including the depository’s governing rules, regulations and procedures, will be deemed deleted;

•
all determinations that the participants are required to make as described in this section will be made by us, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be repaid or is in fact deceased and whether the authorized representative is duly authorized to request repayment on behalf of the applicable beneficial owner; and

•	all repayment requests, to be effective, must

•	be delivered by the authorized representative to the Trustee, with a copy to us;

•
if required by us and the Trustee, be in the form of the repayment request attached to this prospectus supplement as Appendix A, with appropriate changes mutually agreed to by us and the Trustee to reflect the fact that the repayment request is being executed by an authorized representative, including provision for signature guarantees; and

•
be accompanied by the note that is the subject of the repayment request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a repayment request. If the record interest in the note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the note must also be delivered.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase notes at initial issuance, and own notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes. Persons considering the purchase of notes should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of notes arising under the laws of any other taxing jurisdiction.

The applicable pricing supplement may contain a further discussion of the special federal income tax consequences applicable to certain notes. The summary of the federal income tax considerations contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes

Unless otherwise indicated in the applicable pricing supplement, we intend to treat the notes as indebtedness for federal income tax purposes and except as provided below under “—Certain Equity-Linked Notes,” the balance of this summary assumes that the notes are treated as indebtedness for federal income tax purposes. However, the treatment of a note as indebtedness for federal income tax purposes depends on a number of factors, and if the notes are not properly treated as indebtedness for federal income tax purposes, the federal income tax treatment of investors in notes may be different than that described below.

Payments of Interest. Unless otherwise indicated in the applicable pricing supplement, interest on a note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes.

Original Issue Discount. The applicable pricing supplement will indicate whether we intend to treat the notes as issued with original issue discount. The following is a summary of the principal federal income tax consequences of the ownership of notes having original issue discount.

A note will have original issue discount for federal income tax purposes if its “issue price” is less than its “stated redemption price at maturity” by more than a de minimis amount, as discussed below, and it has a term of more than one year.

The issue price of a note generally is the first price at which a substantial amount of the “issue” of notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest (as discussed below under “—Pre-Issuance Accrued Interest”).

The “stated redemption price at maturity” of a note generally is the total amount of all payments provided by the note other than “qualified stated interest” payments.

Qualified stated interest generally is stated interest that is “unconditionally payable” in cash or property (other than debt instruments of the issuer) at least annually either at a single fixed rate, or a “qualifying variable rate” (as described below). Qualified stated interest is taxable to a U.S. holder when accrued or received in accordance with the U.S. holder’s normal method of tax accounting.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

Notes having “de minimis original issue discount” generally will be treated as not having original issue discount unless a U.S. holder elects to treat all interest on the note as original issue discount. See “—Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method).” A note will be considered to have “de minimis original issue discount” if the difference between its stated redemption price at maturity and its issue price is less than the product of ¼ of 1 percent of the stated redemption price at maturity and the number of complete years from the issue date to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity).

U.S. holders of notes having original issue discount will be required to include original issue discount in gross income for federal income tax purposes as it accrues (regardless of the U.S. holders’ method of accounting), which may be in advance of receipt of the cash attributable to such income. Original issue discount accrues under the constant yield method, based on a compounded yield to maturity, as described below. Accordingly, U.S. holders of notes having original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includible in income by the initial U.S. holder of a note having original issue discount will equal the sum of the “daily portions” of the original issue discount with respect to the note for each day on which the U.S. holder held the note during the taxable year. Generally, the daily portions of original issue discount are determined by allocating to each day in an “accrual period” the ratable portion of original issue discount allocable to the accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the note at the commencement of the accrual period and its “yield to maturity” over

•	the amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a note at the beginning of the first accrual period is its issue price and, on any day thereafter, it is the sum of the issue price and the amount of original issue discount previously includible in the gross income of the U.S. holder (without regard to any “acquisition premium” as described below), reduced by the amount of any payment other than a payment of qualified stated interest previously made on the note. If an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest that is payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro-rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval is increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. The yield to maturity of a note is the yield to maturity computed on the basis of compounding at the end of each accrual period properly adjusted for the length of the particular accrual period. If all accrual periods are of equal length except for a shorter initial and/or final accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; however, the original issue discount allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the note is to be made within one year of the note’s issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. holder may compute the issue price of the note by subtracting the amount of the pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Notes Subject to Call or Put Options. For purposes of calculating the yield and maturity of a note subject to an option, in general, a call option held by the issuer is presumed exercised if, upon exercise, the yield on the note is less than it would have been had the option not been exercised, and a put option held by a U.S. holder is presumed exercised if, upon exercise, the yield on the note is more than it would have been had the option not been exercised. The effect of this rule generally may accelerate or defer the inclusion of original issue discount in the income of a U.S. holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. The applicable pricing supplement will indicate whether a put option or call option will be presumed to be exercised and the effect of that presumption. If any option that is presumed to be exercised is not in fact exercised, the note is treated as reissued solely for purposes of the original issue discount rules on the date of presumed exercise for an amount equal to its adjusted issue price on that date. The deemed reissuance will have the effect of redetermining the note’s yield and maturity for original issue discount purposes and any related subsequent accruals of original issue discount.

Variable Rate Debt Instruments. Certain notes that are treated as “variable rate debt instruments” are subject to special rules described below. The applicable pricing supplement will indicate whether we intend to treat a note as a variable rate debt instrument that is subject to these special rules.

If a variable rate debt instrument bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. The applicable pricing supplement will indicate whether a note is subject to these rules.

If a variable rate debt instrument bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate, the note is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) that would cause the note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate. The applicable pricing supplement will indicate whether a note is subject to these rules.

Short-Term Obligations. Certain notes that are treated as “short-term obligations” are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as short-term obligations. A note that is a short-term obligation will be acquired with “acquisition discount” equal to all payments under the note over the U.S. holder’s basis in the note. U.S. holders that report income for federal income tax purposes on the accrual method and certain other holders are required to include original issue discount (equal to the difference between all payments on the note over its issue price) in income or, if the U.S. holder elects, acquisition discount with respect to a note that is a short-term obligation. Original issue discount or acquisition discount on notes that are short-term obligations is accrued on a straight-line basis, unless an irrevocable election with respect to the note is made to accrue the original issue discount or acquisition discount under the constant yield method based on daily compounding.

In general, an individual or other cash method U.S. holder of a short-term obligation is not required to report original issue discount or acquisition discount with respect to a note that is a short-term obligation until it is paid, unless the U.S. holder elects to do so. An election by a cash basis U.S. holder to accrue and report original issue discount on a note that is a short-term obligation, as well as the election to accrue acquisition discount instead of original issue discount with respect to a note that is a short-term obligation, applies to all short-term obligations acquired by the U.S. holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. holder, unless the IRS consents to a revocation. In the case of a U.S. holder that is not required (and does not elect) to include original issue discount or acquisition discount in income as it accrues, any gain realized on the sale, exchange or other taxable disposition of a note that is a short-term obligation is treated as ordinary income to the extent of the original issue discount that had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of sale, exchange or other disposition, and the U.S. holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the note in an amount not exceeding the accrued original issue discount (determined on a ratable basis, unless the U.S. holder elects to use a constant yield basis) on the note, until the original issue discount is recognized.

Accrual method and other U.S. holders that are required to report original issue discount (or acquisition discount) on short-term obligations, and cash method U.S. holders that elect to include original issue discount (or acquisition discount) on short-term obligations in income should generally treat periodic interest payments as nontaxable payments of accrued original issue discount (or acquisition discount) to the extent of the accrual, then as a return of principal that will reduce the U.S. holder's basis in its note (but not below zero), and thereafter as gain.

Market Discount and Premium. If a U.S. holder purchases a note, other than a contingent payment debt instrument or a short-term obligation, for an amount that is less than its stated redemption price at maturity or, in the case of a note having original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includible in the gross income of any holder (without regard to any acquisition premium)), the amount of the difference generally will be treated as market discount for federal income tax purposes. (It is possible that a U.S. holder may purchase a note at original issuance for an amount that is different than its issue price.) The amount of any market discount generally will be treated as de minimis and disregarded if it is less than the product of ¼ of 1 percent of the stated redemption price at maturity of the note and the number of complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If the note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includible as ordinary income to the U.S. holder as if the U.S. holder had sold the note at its then fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Market discount accrues ratably during the period from the date of acquisition to the maturity of a note, unless the U.S. holder elects to accrue it under the constant yield method. A U.S. holder of a note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

A U.S. holder that purchases a note having original issue discount, other than a contingent payment debt instrument or a short-term obligation, for an amount exceeding its “adjusted issue price” (which is described above under “— Original Issue Discount”) and less than or equal to the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note with acquisition premium. The amount of original issue discount that the U.S. holder must include in gross income with respect to such note will be reduced in the proportion that the excess bears to the original issue discount remaining to be accrued as of the note’s acquisition and ending on the stated maturity date. Rather than apply the above fraction, the U.S. holder that, as discussed below, elects to treat all interest as original issue discount would treat the purchase at an acquisition premium as a purchase at an original issuance and calculate original issue discount accruals on a constant yield to maturity.

A U.S. holder that acquires a note, other than a contingent payment debt instrument, for an amount that is greater than the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note at a bond premium and will not be required to include any original issue discount in income. A U.S. holder generally may elect to amortize bond premium. The election to amortize bond premium must be made with a timely filed federal income tax return for the first taxable year to which the U.S. holder wishes the election to apply.

If bond premium is amortized, the amount of interest that must be included in the U.S. holder’s income for each period ending on an interest payment date or on stated maturity, as the case may be, will be reduced by the portion of bond premium allocable to such period based on the note’s yield to maturity (or, in certain circumstances, until an earlier call date) determined by using the U.S. holder’s basis of the note, compounding at the close of each accrual period. If the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, the excess may be deducted to the extent of prior income inclusions and is then carried to the next accrual period and offsets qualified stated interest in such period. If an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale, exchange, redemption or other disposition or payment of the principal amount of the note.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder’s gross income, held at the beginning of the U.S. holder’s first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest as original issue discount is treated as an election to amortize premium. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method). A U.S. holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and de minimis market discount), as adjusted by any premium with respect to the note, based on a constant yield method, which is described above under “— Original Issue Discount.” The election is made for the taxable year in which the U.S. holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, the U.S. holder will be deemed to have elected currently to include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, the U.S. holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the U.S. holder during the year of election or thereafter.

Sale, Exchange, Redemption or Repayment of the Notes. Upon the disposition of a note by sale, exchange, redemption, repayment of principal at maturity or other taxable disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest) and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note (net of accrued interest) to the U.S. holder, increased by amounts includible in income as original issue discount or market discount, as described above (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on the note.

Because the note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or the rules relating to short-term obligations otherwise provide) will generally constitute capital gain or loss. Capital gains of individual taxpayers from the sale, exchange or other disposition of a note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, or other disposition of a note is subject to limitations.

Contingent Payment Debt Instruments. Certain notes that are treated as “contingent payment debt instruments” are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat a note as a contingent payment debt instrument. If a contingent payment debt instrument is issued for cash or publicly traded property, original issue discount is determined and accrued under the “noncontingent bond method.” Unless otherwise indicated in the applicable pricing supplement, we intend to treat all notes that are treated as contingent payment debt instruments as subject to the noncontingent bond method.

Under the noncontingent bond method, for each accrual period, U.S. holders of the notes accrue original issue discount equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument, including level of subordination, term, timing of payments, and general market conditions. For example, if a hedge of the contingent payment debt instrument is available that, if integrated with the contingent payment debt instrument, would produce a “synthetic debt instrument” with a specific yield to maturity, the comparable yield will be equal to the yield of the synthetic debt instrument. However, if such a hedge is not available, but similar fixed rate debt instruments of the issuer are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. The applicable pricing supplement will either provide the comparable yield, or the name or title and address or telephone number of our representative who will provide such comparable yield.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the note plus the amount of original issue discount previously includible in the gross income of the U.S. holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield. The applicable pricing supplement will either provide such projected payment schedule, or the name or title and address or telephone number of our representative who will provide such projected payment schedule. The projected payment schedule remains fixed throughout the term of the contingent payment debt instrument. A U.S. holder is required to use the issuer’s projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that the issuer’s projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using the issuer’s projected payment schedule.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its original issue discount accruals when such amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each note. Any net positive adjustment for a taxable year is treated as additional original issue discount income of the U.S. holder. Any net negative adjustment reduces any original issue discount on the note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of original issue discount accrued in prior years. The balance, if any, is treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it has not previously been taken into account, an excess negative adjustment reduces the amount realized upon a sale, exchange, redemption or other taxable disposition of the note.

A U.S. holder’s basis in a contingent payment debt instrument is increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, redemption or other taxable disposition of a contingent payment debt instrument generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary only to the extent of the U.S. holder’s prior net original issue discount inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital to the extent in excess thereof. The deductibility of a capital loss realized on the sale, exchange or other taxable disposition of a note is subject to limitations.

A U.S. holder that purchases a note for an amount other than the issue price of the note will be required to adjust its original issue discount inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price should consult their tax advisors regarding these adjustments.

Prospective investors should consult their own tax advisors with respect to the application of the contingent payment debt instrument provisions to notes.

Amortizing Notes. Payments received pursuant to an amortizing note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a U.S. holder’s adjusted tax basis in the note.

Foreign Currency Notes. Certain notes that are denominated in or indexed to a foreign currency are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as subject to these special rules. The following discussion summarizes the principal federal income tax consequences of owning a note that is denominated in or indexed to a foreign currency (other than a currency described in this section that is considered “hyperinflationary”) and is not a contingent payment debt instrument or a dual currency note. Special federal income tax considerations applicable to notes that are denominated in or indexed to a hyperinflationary currency, are contingent payment debt instruments, or are dual currency notes, will be discussed in the applicable pricing supplement.

In general, a U.S. holder that uses the cash method of accounting and holds a note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of the interest paid in the foreign currency, translated into U.S. dollars at the spot rate on the date of receipt. The U.S. holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

A U.S. holder that uses the accrual method of accounting is generally required to include in income the dollar value of interest accrued during the accrual period. Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. holder. Under the second method, a U.S. holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. holder and is irrevocable without the consent of the IRS. An accrual basis U.S. holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

Original issue discount on a note described in this section is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. holder accrues stated interest. Exchange gain or loss is determined when original issue discount is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the original issue discount was accrued.

The amount of market discount on a note described in this section includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into dollars at the spot rate on the date the note is retired or otherwise disposed of. If the U.S. holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

Amortizable bond premium on a note described in this section is computed in units of foreign currency and, if the U.S. holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

With respect to the sale, exchange, redemption or other disposition of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above); second, accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above); and, finally, as receipt of principal. With respect to principal, exchange gain or loss is equal to the difference between (i) the foreign currency principal amount translated on the date the payment is received or the date of disposition and (ii) the foreign currency principal amount translated on the date the note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, original issue discount, market discount and principal is realized, however, only to the extent of total gain or loss on the transaction. The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a note described in this section generally will not result in a taxable gain or loss for a U.S. holder.

Certain Other Debt Securities. Certain notes may be subject to special rules. The applicable pricing supplement will discuss the principal federal income tax consequences with respect to notes that are subject to special rules, including notes that provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies relating to payments of interest or of principal.

Certain Equity-Linked Notes

Certain Notes Treated as a Put Option and a Deposit. We may treat certain notes as consisting of a put option and a deposit for federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat the notes as consisting of a put option and a deposit for federal income tax purposes. This section describes the federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as consisting of a put option and a deposit.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as the notes described in this section. We intend to treat each note described in this section as consisting of a put option (the “Put Option”) that requires the holder to purchase the property referenced in the note (the “Reference Assets”) from us for an amount equal to the principal amount of the note if certain conditions are satisfied, and a deposit with us of cash, in an amount equal to the principal amount of the note (the “Deposit”) to secure the U.S. holder’s potential obligation to purchase the Reference Assets. Pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the notes are so treated.

We intend to treat a portion of the stated interest payments on a note described in this section as interest or original issue discount on the Deposit, and the remainder as put premium in respect of the Put Option (the “Put Premium”). The portion of the stated interest rate on a note described in this section that constitutes interest or original issue discount on the Deposit and the portion that constitutes Put Premium will be specified in the applicable pricing supplement.

If the term of a note described in this section is more than one year, U.S. holders should include the portion of the stated interest payments on the note that is treated as interest in income, as described above under “—Payments of Interest.” If any portion of the stated interest payments on a note described in this section is treated as original issue discount its treatment will be as described above under “—Original Issue Discount.”

If the term of a note described in this section is one year or less, the Deposit should be treated as a short-term obligation as described above under “—Short-Term Obligations.”

The Put Premium should not be taxable to a U.S. holder upon its receipt. If the Put Option expires unexercised, the U.S. holder should recognize the total Put Premium received as short-term capital gain at such time.

If the Put Option is exercised and a U.S. holder receives Reference Assets, the U.S. holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares of stock, as described below). In this event, the U.S. holder should have an adjusted tax basis in all Reference Assets received (including for this purpose any fractional shares of stock) equal to the Deposit, plus accrued but unpaid interest or discount, as applicable, on the Deposit less the total Put Premium received. The U.S. holder’s holding period for any Reference Assets received should start on the day after the delivery of the Reference Assets. The U.S. holder should generally recognize a short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. holder’s basis in the fractional shares, which is equal to the U.S. holder’s basis in all of the Reference Assets (including the fractional shares of stock), times a fraction, the numerator of which is the fractional shares of stock and the denominator of which is all of the Reference Assets (including fractional shares of stock).

In we elect to cash settle the Put Option, a U.S. holder should generally recognize a short-term capital gain or loss equal to (i) the amount of cash received less (ii) the amount of the Deposit, plus accrued but unpaid acquisition discount or original issue discount on the Deposit, less the total Put Premium received.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

Upon a sale, or other taxable disposition of a note described in this section for cash, a U.S. holder should allocate the cash received between the Deposit and the Put Option on the basis of their respective values on the date of sale. The U.S. holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sales proceeds allocable to the Deposit (less accrued and unpaid “qualified stated interest” or accrued acquisition discount that the U.S. holder has not included in income, which will be treated as ordinary interest income) and the U.S. holder’s adjusted tax basis in the Deposit (which will generally equal the initial purchase price of the note increased by any accrued acquisition discount or original issue discount previously included in income on the Deposit and decreased by the amount of any payment (other than an interest payment that is treated as qualified stated interest) received on the Deposit). Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the U.S. holder has held the Deposit for more than one year at the time of such disposition. The ability of U.S. holders to use capital losses to offset ordinary income is limited. If the Put Option has a positive value on the date of a sale of a note, the U.S. holder should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option plus any previously received Put Premium. If the Put Option has a negative value on the date of sale, the U.S. holder should be treated as having paid the buyer an amount equal to the negative value in order to assume the U.S. holder’s rights and obligations under the Put Option. In such a case, the U.S. holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. holder with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sales price allocated to the Deposit in determining the gain or loss in respect of the Deposit. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

U.S. holders should consult the offering documents for the Reference Assets for the federal income tax treatment of acquiring, owning and selling the Reference Assets.

Although we intend to treat each note described in this section as a Deposit and a Put Option, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the notes could be treated as contingent payment debt instruments for federal income tax purposes. In this case, in general, U.S. holders should be treated as described above under “—Contingent Payment Debt Instruments.”

Other characterizations and treatments of notes described in this section are possible. Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing notes described in this section, including any alternative characterizations and treatments.

Certain Notes Treated as Forward Contracts. We may treat certain notes as a forward contract for federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as a forward contract for federal income tax purposes. This section describes the principal federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as a forward contract.

There are no regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as those described in this section. Accordingly, the proper federal income tax treatment of the notes described in this section is uncertain. Under one approach, the notes would be treated as pre paid cash settled forward contracts with respect to the reference index or asset. We intend to treat each note described in this section consistent with this approach, and pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the notes described in this section are so treated.

A U.S. holder’s tax basis in a note described in this section generally will equal the U.S. holder’s cost for the note. Upon receipt of cash upon maturity or redemption and upon the sale, exchange or other disposition of the note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or on the redemption, sale, exchange or other disposition and the U.S. holder’s tax basis in the note. Any such gain upon the maturity, redemption, sale, exchange or other disposition of the note generally will constitute capital gain. Capital gain of non-corporate taxpayers from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note held for more than one year may be eligible for reduced rates of taxation. Any loss from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note will generally constitute a capital loss. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Although we intend to treat each note described in this section as a pre-paid cash-settled forward contract as described above, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the notes could be treated as “contingent payment debt instruments” for federal income tax purposes. In this case, in general, U.S. holders should be treated as described above under “—Contingent Payment Debt Instruments.”

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of prepaid forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the notes described in this section. In addition, it is possible that the notes could be treated as representing an ownership interest in the reference index or asset for federal income tax purposes, in which case a U.S. holder’s federal income tax treatment could be different than described above. Finally, other alternative federal income tax characterizations or treatments of the notes described in this section are possible, and if applied could also affect the timing and the character of the income or loss with respect to the notes.

Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing the notes, including any alternative characterizations and treatments.

Tax Treatment of Non-U.S. Holders

Payments on the notes to non-U.S. holders will not be subject to federal withholding tax if the following conditions are satisfied:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation for federal income tax purposes that is related to us through actual or constructive ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business;

•
interest payable on the notes is either (a) not determined by reference to any receipts, sales or other cash flow, income or profits, change in the value of any property of, or any dividend or similar payment made by us or a person related to us, within the meaning of Code section 871(h)(4)(A) or (b) determined by reference to changes in the value of actively traded property or an index of the value of actively traded property within the meaning of section 871(h)(4)(C)(v) of the Code; and

•
the payments are not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and either (a) the non-U.S. holder provides a correct, complete and executed IRS Form W-8BEN or Form W 8IMY (or successor form) with appropriate attachments, or (b) the non-U.S. holder holds its note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided an IRS Form W-8IMY and has received documentation upon which it can rely to treat the payment as made to a foreign person.

The applicable pricing supplement will indicate whether we expect that any property will be treated as actively traded or any index will reference actively traded property within the meaning of section 871(h)(4)(C)(v). If any of these conditions are not satisfied, interest (including original issue discount) on the notes may be subject to a 30% withholding tax, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and, in either case, certain certification requirements are met. If such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

In general, gain realized on the sale, exchange or retirement of the notes by a non-U.S. holder will not be subject to federal income tax, unless:

•	the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or

•
the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the notes by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Non-U.S. holders that receive property referenced in the note ("Reference Shares") should consult the offering documents for the Reference Shares for the federal income tax treatment of acquiring, owning and selling the Reference Shares.

A note held by an individual who at death is a non-U.S. holder will not be includible in the individual’s gross estate for federal estate tax purposes if the individual would not be subject to any federal income or withholding tax with respect to income or gain on the note or reverse convertible note.

Non-U.S. holders should consult the offering documents for the Reference Shares for the federal estate tax treatment of acquiring, owning and selling the Reference Shares.

Information Reporting and Backup Withholding

Distributions made on the notes and proceeds from the sale of notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the noteholder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the notes generally will be refunded by the IRS or allowed as a credit against the noteholder’s federal income tax, provided the noteholder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and BSSC is considered a "disqualified person" under the Code or a "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the prospectus and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of a distribution agreement the notes will be offered from time to time by us to or through the lead agent for subsequent resale to the agents and other dealers who are broker−dealers and securities firms. The agents party to such distribution agreement are A.G. Edwards & Sons, Inc., Banc of America Securities LLC, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services LLC, Mellon Financial Markets, LLC, Morgan Stanley & Co. Incorporated, UBS Financial Services Inc., Wachovia Capital Markets, LLC, Wells Fargo Institutional Brokerage Services, LLC and WM Financial Services, Inc. The agents have agreed to use their reasonable best efforts to solicit orders to purchase notes. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the lead agent. We may also appoint additional agents to solicit offers to purchase the notes, who will enter into the above distribution agreement. Any other agents will be named in the applicable pricing supplement and any solicitation and sale of notes through those agents will be on the same terms and conditions to which the agents have agreed.

The lead agent will purchase the notes at a discounted price for each note sold. The discount at which we sell the notes to the lead agent will be set forth in the applicable pricing supplement. The lead agent and the other agents may sell notes to dealers at a concession not in excess of the discount they received from us.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the lead agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

We reserve the right to sell notes directly to investors on our own behalf and to enter into agreements similar to the distribution agreement with other parties. No commission will be payable nor will a discount be allowed on any sales we make directly to investors.

We will have the sole right to accept offers to purchase notes and may reject proposed offers in whole or in part. Each agent will also have the right, in its reasonable discretion, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

The notes will not have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. For information about risks relating to a lack of liquidity for the notes, see “Risk Factors—There may not be any Trading Market for the Notes; Many Factors may Affect the Trading Value of the Notes” on page S−7 of this prospectus supplement.

Unless the applicable pricing supplement indicates otherwise, payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

Following the initial distribution of notes, the agents or other affiliates of The Bear Stearns Companies Inc. may use this prospectus supplement in connection with offers and sales associated with market−making transactions in the notes. Each agent may act as principal or agent in the market−making transactions. The offers and sales will be made at prices that relate to prevailing prices at the time.

Any agents offering notes will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

Because Bear, Stearns & Co. Inc., the Lead Manager and Lead Agent, is our wholly−owned subsidiary, each distribution of the notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules. The maximum commission or discount received by any NASD member or independent broker−dealer participating in a distribution of the notes will not be greater than eight percent of the aggregate principal amount of the offering of the notes in which such NASD member or independent broker−dealer participates.

The agents or dealers to or through which we or the Lead Agent may sell notes may be our affiliates or customers and may engage in transactions with and perform services for us in the ordinary course of business.

Each agent has represented and agreed that it will comply with all applicable laws and regulations, including without limitation the NASD Conduct Rules, in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus supplement or the applicable pricing supplement, and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations, including those of self−regulatory organizations, in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither we nor any other agent will have responsibility for such compliance.

VALIDITY OF THE NOTES

If stated in the applicable pricing supplement, the validity of the notes will be passed on for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

GLOSSARY

Set forth below are definitions of some of the terms used in this prospectus supplement.

“Business Day” means any day that (a) is not a Saturday or Sunday, (b) in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close, and (c) if the interest rate formula basis is LIBOR, is also a London Banking Day.

“Calculation Agent” means the person chosen by us to perform the duties related to interest rate calculations and resets for the floating rate notes.

“Calculation Date” means, with regard to an Interest Determination Date, the earlier of (i) the 10th calendar day after the Interest Determination Date or if that day is not a Business Day, the next Business Day or (ii) the Business Day before the applicable interest payment date, maturity date, redemption date or repayment date.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Index Maturity” means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

“London Banking Day” means any day on which dealings or deposits in US dollars are transacted in the London interbank market.

“Paying Agent” means The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A., unless otherwise specified in the applicable pricing supplement.

“Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

“Reuters Screen NYMF Page” means the display designated as page “NYMF” on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major US banks).

“Telerate Page 3750” means the display designated as page “3750” on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for US dollar deposits).

Appendix A

Form of Repayment Request

THE BEAR STEARNS COMPANIES INC.
[  ]% Notes due 20[  ]
CUSIP NO. [     ]

The undersigned, [     ] (the “Participant”), does hereby certify, pursuant to the provisions of the Indenture dated as of May 31, 1991, as amended, modified or supplemented from time to time (the “Indenture”) by and between The Bear Stearns Companies Inc. (the “Issuer”) and The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), to The Depository Trust Company (the “Depository”), to the Issuer and to the Trustee that:

1. [Name of deceased Beneficial Owner] is deceased.

2. [Name of deceased Beneficial Owner] had a $[     ] interest in the above−referenced Notes.

3. [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for repayment in form satisfactory to the undersigned, requesting that $[     ] principal amount of said Notes be repaid in accordance with the Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Notes to which this repayment request relates repaid.

4. The Participant holds the interest in the Notes with respect to which this repayment request is being made on behalf of [Name of deceased Beneficial Owner].

5. The Participant hereby certifies that it will indemnify and hold harmless the Depository, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, losses, costs, expenses (including reasonable attorneys’ and accountants’ fees), obligations, claims or liabilities incurred by the indemnified party or parties as a result of or in connection with the repayment of Notes to which this repayment request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [name of Representative] in support of the request for repayment.

IN WITNESS WHEREOF, the undersigned has executed this repayment request as of [     , 20  ].

[Participant’s Name]

By:
Name:
Title:

You should only rely on the information contained in the applicable pricing supplement, this prospectus supplement and the prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in the applicable pricing supplement, this prospectus supplement and the prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The applicable pricing supplement, this prospectus supplement and the prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in the applicable pricing supplement, this prospectus supplement and the prospectus is correct on any date after their respective dates.
The Bear Stearns Companies Inc. Medium-Term Notes, Series B PROSPECTUS SUPPLEMENT Bear, Stearns & Co. Inc. May 10, 2007
TABLE OF CONTENTS
Prospectus Supplement
Summary	S-4
Risk Factors	S-7
Pricing Supplement	S-10
Description of Notes	S-11
Certain U.S. Federal Income Tax Considerations	S-25
Certain ERISA Considerations	S-37
Supplemental Plan of Distribution	S-38
Validity of the Notes	S-39
Glossary	S-39